Exhibit 2.3

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (this “Agreement”) is entered into as of January 24, 2006, by and between Nanometrics Incorporated, a California corporation (the “Parent”), and                      (the “Shareholder”) of Accent Optical Technologies, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent, Alloy Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and Sanford S. Wadler (the “Stockholder Agent”) are entering into an Agreement and Plan of Merger and Reorganization (the “Reorganization Agreement”) concurrently herewith pursuant to which Merger Sub will merge with and into the Company (the “Merger”), whereupon (A) the Company will become a wholly owned subsidiary of Parent, and (B) all outstanding shares of capital stock of the Company (the “Company Capital Stock”) will be converted into the right to receive a number of shares of common stock of Parent as set forth therein.

WHEREAS, for all purposes of and under this Agreement capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Reorganization Agreement.

WHEREAS, the Shareholder is the beneficial owner (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the shares of Company Capital Stock and options to acquire shares of Company Capital Stock, each as set forth on the signature page of this Agreement.

WHEREAS, in consideration of the execution of the Reorganization Agreement by the Company, the Shareholder is hereby agreeing to limit such Shareholder’s dispositions of the Parent Common Stock that such Shareholder will receive as consideration of such Shareholder’s interests in Company Capital Stock or upon exercise of options, so as to facilitate orderly market for the Parent’s common stock after the consummation of the Merger.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth in the Reorganization Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Reorganization Agreement. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated in accordance with its terms and conditions or (ii) the second anniversary of such date and time as the Merger shall become effective in accordance with its terms and conditions.

(b) “Person” shall mean any individual, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental body or authority.

(c) “Shares” shall mean (i) all voting securities of Parent beneficially owned by the Shareholder as of the effective date of the Merger and (ii) all voting securities of Parent which the Shareholder purchases or acquires beneficial ownership of after the date of this Agreement and prior to the Expiration Date, including, without limitation, any shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of any shares held by the Shareholder which are convertible into, or exercisable or exchangeable for, voting securities of Parent. Notwithstanding the foregoing, however, shares shall not include any voting securities of Parent acquired by Shareholder in open market purchases on the Nasdaq National Market after the date of this Agreement.

(d) “Transfer” shall mean a direct or indirect: (i) sale, pledge, encumbrance, grant of an option with respect to, transfer or disposal of a security or any interest in such security, or (ii) entrance into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

(e) “Unrestricted Shares” shall mean (a) initially one twenty fourth (1/24th) of the Shares and on the first day of each subsequent calendar month after the Effective Time an additional one twenty fourth (1/24th) of the Shares; minus (b) the number of Shares previously Transferred in accordance with Section 2(b)(i), (ii), (v) or (vi) of this Agreement (all as properly adjusted to reflect any Shares Transferred pursuant to Sections 2(b)(iii) and 2(b)(iv) of this Agreement).

2. Transfer of Shares.

(a) No Transfer of Shares other than Pursuant to this Agreement. The Shareholder hereby agrees that, at all times during the period commencing with the date of this Agreement until the Expiration Date, the Shareholder shall not cause or permit any Transfer of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares), or any interest in the foregoing, to be effected unless in accordance with the terms and conditions of this Agreement.

(b) Orderly Disposition of Shares. Notwithstanding the foregoing, the Shareholder may Transfer Shares held by the Shareholder after the Effective Time: (i) in transactions effected on a national securities exchange or through the Nasdaq Stock Market so long as the number of Shares so Transferred in any month does not exceed the lesser of (x) the number of Unrestricted Shares and (y) one eighth (1/8th) of the aggregate number of Shares and options to acquire Shares received in the Merger by such Shareholder in exchange for such Shareholder’s Company Capital Stock and options to acquire Company Capital Stock, (ii) any of the Shares in connection with the exercise (cashless or otherwise) of options to acquire shares of the Parent common stock in an amount that is sufficient to satisfy the payment of any transaction costs and any tax liability incurred by that Shareholder in connection with that exercise, (iii) to a family member or trust for estate planning purposes, provided the transferee has agreed in writing to be bound by the terms of this Agreement (and any Shares Transferred by all such Persons shall be aggregated with Transfers by such Shareholder for purposes of this Section) and to hold such Shares subject to all the terms and provisions of this Agreement, (iv) to a lender pursuant to a margin loan or other secured lending obligation provided the lender has agreed in writing to be bound by the terms of this Agreement (and any Shares Transferred by such lender shall be aggregated with Transfers by such Shareholder for purposes of this Section), (v) pursuant to, and in accordance with, the terms of a Shareholder’s 10b5-1 plan or arrangement with the Parent, if any, with terms and conditions consistent with the provisions of this Agreement, including the limitations set forth in this Section (and any Shares Transferred to third parties under such 10b5-1 Plan shall be aggregated with Transfers by such Shareholder for purposes of this Section) or (vi) in a transaction approved in writing by the Parent.

3. Representations, Warranties and Covenants of the Shareholder. The Shareholder hereby represents, warrants and covenants to Parent as follows:

(a) The Shareholder is the beneficial or record owner of, or exercises voting power over, the Shares. The Shares constitute the Shareholder’s entire interest in the outstanding shares of voting securities of the Company and the Shareholder does not hold any other outstanding shares of Company Capital Stock or rights to acquire Company Capital Stock. No Person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, (i) pursuant to a Voting Agreement dated as of January     , 2006 with Parent; (ii) if the Shareholder is a partnership, the rights and interest of persons and entities that own partnership interests in the Shareholder under the partnership agreement governing the Shareholder and applicable partnership law or (iii) if the Shareholder is a married individual and resides in a State with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws). The Shares are and will be at all times up until the Expiration Date free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on the Shareholder’s voting rights, charges and other encumbrances of any nature (“Encumbrances”) that would adversely affect the ability of Shareholder to perform such Shareholder’s obligations under this Agreement.

(b) The Shareholder has all requisite power, capacity and authority to enter into this Agreement and to perform such Shareholder’s obligations under this Agreement. The execution and delivery of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of the Shareholder. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) The execution and delivery of this Agreement by the Shareholder does not, and the Shareholder’s performance of the obligations under this Agreement will not: (a) conflict with, or result in any violation of any order, decree or judgment applicable to the Shareholder or by which the Shareholder or any of the Shareholder’s properties or the Shares are bound; or (b) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on, any of the Shares pursuant to any contract to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties (including the Shares) is bound or affected. The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, require the consent of any third party.

(d) There is (a) no action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity or, to the Shareholder’s actual knowledge, threatened against, and (b) no judgment, decree or order against, (i) the Shareholder, or (ii) any of (A) the Shareholder’s affiliates, (B) the Shareholder’s or its affiliates’ respective properties, (C) the Shareholder’s officers or directors (in the case of a corporate entity (in their capacities as such)), or (D) the Shareholder’s respective partners (in the case of a partnership), in the case of each of (i) and (ii) that, individually or in the aggregate, would reasonably be expected to materially delay or impair the Shareholder’s ability to consummate the transactions contemplated by this Agreement.

4. Additional Documents. The Shareholder hereby agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of the Company, to carry out the intent of this Agreement. If Shareholder is a married person, Shareholder’s spouse has executed and delivered to Parent a signature page to this Agreement.

5. Confidentiality. The Shareholder shall hold any information regarding this Agreement, the Merger, the Reorganization Agreement and the transactions contemplated thereby, in strict confidence and shall not divulge any such information to any third person until such time as the Merger has been publicly disclosed by the Parent. Neither the Shareholder, nor any of its affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Reorganization Agreement or the other transactions contemplated thereby without the prior written consent of the Parent, except as may be required by law or by any listing agreement with, or the policies of, the Nasdaq Stock Market or an applicable national securities exchange in which circumstance such announcing party shall make reasonable efforts to consult with the Parent to the extent practicable.

6. Termination. This Agreement shall terminate and shall have no further force or effect after the Expiration Date.

7. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	If to Parent or Merger Sub:

1550 Buckeye Drive

Milpitas, California 95035

Attention: John D. Heaton

Facsimile No.: 408.232.5910

Telephone No.: 408.435.9600

With a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention:   Aaron J. Alter

                    Julia Reigel

Facsimile No.: 650-493-6811

Telephone No.: 650-493-9300

(ii)	If to the Shareholder:

__________

__________

Attention:

Facsimile No.:

Telephone No.:

(b) Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written.

(c) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation of this Agreement, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity and the Shareholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by the Shareholder without the prior written consent of the Company, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of the Company hereunder, may be assigned or delegated in whole or in part by the Company without the consent of or any action by the Shareholder upon notice by the Company to the Shareholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including any person to whom any Shares are sold, transferred or assigned).

(f) Amendment; Waiver. Subject to the provisions of applicable law, the parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto. At any time, any party hereto may, to the extent legally allowed, waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

(g) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

(j) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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